UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2015

REVOLUTION LIGHTING TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23590	59-3046866
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

177 BROAD STREET, STAMFORD, CONNECTICUT 06901

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (203) 504-1111

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 22, 2015, Revolution Lighting Technologies, Inc. (the “Company”) received notification from The NASDAQ Stock Market’s Listing Qualifications Department that for the last 30 consecutive business days the bid price of the Company’s common stock on The NASDAQ Capital Market has closed below the minimum $1.00 per share required for continued inclusion under NASDAQ Listing Rule 5550(a)(2) (the “Rule”). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company must regain compliance within 180 calendar days, or by June 20, 2016. The NASDAQ Listing Qualifications Department has informed the Company that if, at any time before June 20, 2016, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the Company has achieved compliance with the Rule In the event the Company does not regain compliance with the Rule by June 20, 2016, the Company may be eligible for an additional 180 calendar day grace period in which to achieve compliance with the Rule.

The Company intends to monitor the closing bid price of its common stock between now and June 20, 2016. The Company will consider available options to regain compliance with the NASDAQ minimum closing bid price requirement, including a potential reverse stock split, if its common stock does not trade at a level likely to result in the Company regaining compliance during the requisite period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2015

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ James A. DePalma
James A. DePalma Chief Financial Officer

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